Exhibit 99


                    PROTECTIVE ANNOUNCES RECORD 3Q98 EARNINGS



BIRMINGHAM, Alabama (October 27, 1998) Protective Life Corporation (NYSE:PL) announced record third quarter results today. The Company's basic operating income, which excludes realized investment gains and losses and related amortization, was a record $.53 per share in the 1998 third quarter, a 15% increase over the $.46 per share last year, excluding in the 1997 third quarter, $.03 per share of unusual investment income. Consolidated net income for the third quarter of 1998 was a record $33.5 million, compared to $30.4 million reported for the 1997 third quarter. Basic net income per share was $.53 per share in the 1998 third quarter compared to $.49 per share last year. All prior period results have been restated to reflect a two-for-one stock split on April 1, 1998.

Diluted operating income was $.52 per share in the 1998 third quarter compared to $.49 last year, and diluted net income per share was $.52 per share in the 1998 third quarter compared to $.49 per share last year.

Drayton Nabers, Jr., Protective's Chairman of the Board and Chief Executive Officer commented: "We are pleased with our earnings growth both in the third quarter and for the year. We continue to enjoy strong sales momentum, and we closed two significant acquisitions in the last two months which should enhance our earnings in the future."

The Company's basic operating income was $1.51 per share in the first nine months of 1998, a 14% increase over the $1.33 per share reported for the first nine months of 1997. Consolidated net income for the first nine months of 1998 was $96.0 million, compared to $82.7 million reported for the same period last year. Basic net income per share was $1.53 per share in the first nine months of 1998 compared to $1.33 per share last year. Diluted operating income was $1.49 per share in the first nine months of 1998 compared to $1.32 last year, and diluted net income per share was $1.51 per share in the first nine months of 1998 compared to $1.32 per share last year.

At September 30, 1998, the Company's assets were $11.6 billion. Stockholders' equity per share was $13.37 (excluding $1.64 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending September 30, 1998 was 16.7%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)


THIS RELEASE INCLUDES "FORWARD-LOOKING STATEMENTS" WHICH EXPRESS EXPECTATIONS OF FUTURE EVENTS AND/OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE

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FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND
THE COMPANY CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO EXHIBIT 99 OF THE COMPANY'S MOST RECENT FORM 10-Q OR THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTION OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO STOCKHOLDERS FOR MORE INFORMATION ABOUT FACTORS WHICH COULD AFFECT FUTURE RESULTS.

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